Exhibit 99.1
FICO Announces Earnings of $7.40 per Share
for Third Quarter Fiscal 2025

Revenue of $536 million vs. $448 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--July 30, 2025--FICO (NYSE:FICO), a global analytics software leader, today announced results for its third fiscal quarter ended June 30, 2025.

Third Quarter Fiscal 2025 GAAP Results
Net income for the quarter totaled $181.8 million, or $7.40 per share, versus $126.3 million, or $5.05 per share, in the prior year period.
Net cash provided by operating activities for the quarter was $286.2 million versus $213.3 million in the prior year period.

Third Quarter Fiscal 2025 Non-GAAP Results
Non-GAAP Net Income for the quarter was $210.6 million versus $156.4 million in the prior year period. Non-GAAP EPS for the quarter was $8.57 versus $6.25 in the prior year period. Free cash flow was $276.2 million for the current quarter versus $205.7 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2025 GAAP Revenue
The company reported revenues of $536.4 million for the quarter as compared to $447.8 million reported in the prior year period, an increase of 20%.
“In our third fiscal quarter, we again delivered strong results with revenue growth of 20%, and even stronger earnings growth,” said Will Lansing, chief executive officer. “We are pleased to announce that we are raising our full year guidance.”
Revenues for the third quarter of fiscal 2025 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $324.3 million in the third quarter, compared to $241.4 million in the prior year period, an increase of 34%. B2B revenue increased 42%, primarily attributable to a higher unit price, an increase in volume of mortgage originations and a multi-year US license renewal on our insurance score product. B2C revenue increased 6% from the prior year period due to increased revenue from our indirect channel partners.
•Software revenues, which include the company’s analytics and digital decisioning technology, were $212.1 million in the third quarter, compared to $206.4 million in the prior year period, an increase of 3%, mainly due to increased Software as a Service revenue. Software Annual Recurring Revenue at June 30, 2025 was up 4% year-over-year, consisting of an 18% increase in platform ARR growth and a 2% decline in non-platform ARR. The total Software Dollar-Based Net Retention Rate was 103% on June 30, 2025, with platform software at 115% and non-platform software at 97%.

Outlook
The company is updating its previously provided guidance for fiscal 2025:

	Previous Fiscal 2025 Guidance	Updated Fiscal 2025 Guidance
Revenues	$1.98 billion	$1.98 billion
GAAP Net Income	$624 million	$630 million
GAAP EPS	$25.05	$25.60
Non-GAAP Net Income	$712 million	$718 million
Non-GAAP EPS	$28.58	$29.15

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call
The company will host a webcast on July 30, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2025 results and provide various strategic and operational updates. The call can be accessed at FICO’s web site at www.fico.com/investors. A replay of the webcast will be available on our Past Events page through July 30, 2026.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 80 countries do everything from protecting four billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top U.S. lenders, is the standard measure of consumer credit risk in the U.S. and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at https://www.fico.com/en

Join the conversation at https://x.com/FICO_corp & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the U.S. and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of macroeconomic conditions on FICO’s business, operations and personnel, the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2024 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2025	September 30, 2024
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$189,049	$150,667
Accounts receivable, net	454,106	426,642
Prepaid expenses and other current assets	66,689	40,104
Total current assets	709,844	617,413
Marketable securities	50,726	45,289
Property and equipment, net	60,348	38,465
Operating lease right-of-use assets	27,969	29,580
Goodwill	785,448	782,752
Other assets	227,688	204,385
Total assets	$1,862,023	$1,717,884
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$103,649	$102,285
Accrued compensation and employee benefits	95,901	106,103
Deferred revenue	171,713	156,897
Current maturities on debt	399,345	15,000
Total current liabilities	770,608	380,285
Long-term debt	2,380,209	2,194,021
Operating lease liabilities	21,124	21,963
Other liabilities	87,528	84,294
Total liabilities	3,259,469	2,680,563

Stockholders’ deficit	(1,397,446)	(962,679)
Total liabilities and stockholders’ deficit	$1,862,023	$1,717,884

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$187,915	$183,785	$557,752	$529,633
Professional services	24,191	22,614	60,343	63,637
Scores	324,309	241,450	857,023	670,447
Total revenues	536,415	447,849	1,475,118	1,263,717
Operating expenses:
Cost of revenues	87,571	88,225	262,546	258,632
Research and development	47,212	44,217	137,394	127,732
Selling, general and administrative	139,114	124,881	387,484	340,077
Amortization of intangible assets	—	275	—	825
Total operating expenses	273,897	257,598	787,424	727,266
Operating income	262,518	190,251	687,694	536,451
Other expense, net	(25,527)	(22,933)	(87,558)	(65,809)
Income before income taxes	236,991	167,318	600,136	470,642
Provision for income taxes	55,202	41,062	103,204	93,522
Net income	$181,789	$126,256	$496,932	$377,120
Earnings per share:
Basic	$7.49	$5.12	$20.41	$15.24
Diluted	$7.40	$5.05	$20.12	$15.01
Shares used in computing earnings per share:
Basic	24,284	24,646	24,350	24,743
Diluted	24,575	25,015	24,696	25,129

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net income	$496,932	$377,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,931	10,012
Share-based compensation	124,288	109,457
Changes in operating assets and liabilities	(64,961)	(74,700)
Other, net	(12,052)	(15,403)
Net cash provided by operating activities	555,138	406,486
Cash flows from investing activities:
Purchases of property and equipment	(4,751)	(7,130)
Capitalized internal-use software costs	(21,831)	(11,298)
Net activity from marketable securities	(3,808)	(2,006)
Net cash used in investing activities	(30,390)	(20,434)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loans	450,000	795,000
Payments on revolving line of credit and term loans	(1,368,750)	(538,250)
Proceeds from issuance of senior notes	1,500,000	—
Proceeds from issuance of treasury stock under employee stock plans	21,908	15,680
Taxes paid related to net share settlement of equity awards	(203,188)	(137,223)
Repurchases of common stock	(866,520)	(498,171)
Other, net	(20,242)	(2,017)
Net cash used in financing activities	(486,792)	(364,981)
Effect of exchange rate changes on cash	426	(1,806)
Increase in cash and cash equivalents	38,382	19,265
Cash and cash equivalents, beginning of period	150,667	136,778
Cash and cash equivalents, end of period	$189,049	$156,043

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
	(In thousands, except per share data)
GAAP net income	$181,789	$126,256	$496,932	$377,120
Amortization of intangible assets	—	275	—	825
Share-based compensation expense	41,930	42,435	124,288	109,457
Income tax adjustments	(10,332)	(10,939)	(30,560)	(27,949)
Excess tax benefit	(2,836)	(1,636)	(43,630)	(27,345)
Non-GAAP net income	$210,551	$156,391	$547,030	$432,108

GAAP diluted earnings per share	$7.40	$5.05	$20.12	$15.01
Amortization of intangible assets	—	0.01	—	0.03
Share-based compensation expense	1.71	1.70	5.03	4.36
Income tax adjustments	(0.42)	(0.44)	(1.24)	(1.11)
Excess tax benefit	(0.12)	(0.07)	(1.77)	(1.09)
Non-GAAP diluted earnings per share	$8.57	$6.25	$22.15	$17.20

Free cash flow
Net cash provided by operating activities	$286,223	$213,331	$555,138	$406,486
Capital expenditures	(9,984)	(7,645)	(26,582)	(18,428)
Free cash flow	$276,239	$205,686	$528,556	$388,058
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited)

	Previous Fiscal 2025 Guidance	Updated Fiscal 2025 Guidance
	(In millions, except per share data)

GAAP net income	$624	$630
Share-based compensation expense	157	170
Income tax adjustments	(39)	(41)
Excess tax benefit	(30)	(41)
Non-GAAP net income	$712	$718

GAAP diluted earnings per share	$25.05	$25.60
Share-based compensation expense	6.31	6.90
Income tax adjustments	(1.58)	(1.67)
Excess tax benefit	(1.20)	(1.68)
Non-GAAP diluted earnings per share	$28.58	$29.15

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com